Exhibit 99.1

DermTech, Inc. Reports Fourth Quarter and Full Year 2019 Financial Results and Provides Corporate Update

LA JOLLA, Calif.--(BUSINESS WIRE)-- March 10, 2020 - DermTech, Inc. (NASDAQ: DMTK) (“DermTech” or the “Company”), a leader in precision dermatology enabled by a non-invasive skin genomics platform, today reported business and financial results for the quarter and year ended December 31, 2019 and provided a corporate update.

Recent Corporate Updates

•

In January 2020, the Company contracted with a regional health plan to make its gene expression-based Pigmented Lesion Assay (the “DermTech PLA”) for the early detection of melanoma available to the regional health plan’s commercial and Medicare Advantage membership.

•

In February 2020, the Company entered into a lease amendment to expand the size of its existing headquarter premises by approximately 13,300 square feet from approximately 15,355 square feet to approximately 28,655 square feet. The Company plans to use this additional lease space to expand lab operations for higher sample volume and efficiency, and to support the growth of all functions during the scale-up process.

•

In March 2020, the Company announced that it entered into a securities purchase agreement with various investors, including multiple leading healthcare focused institutional investors and several existing stockholders, for the sale of DermTech capital stock (the “Private Placement”).  The Private Placement closed on March 4, 2020 and resulted in aggregate gross proceeds to the Company of $65.0 million. Management plans to use the funding for working capital and general corporate purposes, including to support commercialization of the DermTech PLA test and to advance pipeline efforts in other areas of precision dermatology.

•

In March 2020, the Company announced that the Journal of Drugs and Dermatology published the results of a large registry study confirming the clinical utility of the DermTech PLA. The study also confirmed the value of the Company’s adhesive patch by demonstrating that community-based clinicians using the DermTech PLA were able to reduce unnecessary biopsies by up to 90%, lower healthcare costs and rule out melanoma via a genomics approach that elevates pigmented lesion management beyond what the eye can see.

Fourth Quarter Business Highlights

•	Received Medicare’s final local coverage determination for the DermTech PLA and payment set by Medicare at $760 per test effective February 10, 2020.
•	Received patent that includes claims related to using expression levels of PRAME to identify melanoma in skin samples obtained via the company’s sample collection platform.
•

Received an expert panel recommendation for the use of the DermTech PLA in cases in which patients present with atypical lesions requiring additional assessment beyond visual inspection in order to inform the decision to surgically biopsy.

•	Completed approximately 25% enrollment in TRUST clinical study to further confirm the DermTech PLA’s high negative predictive value.

Fourth Quarter and Full Year 2019 Financial Highlights

•

In the fourth quarter of 2019, DermTech reported assay revenue of $0.5 million, a 16% increase compared to the fourth quarter of 2018. Assay revenue for the full year 2019 was $1.4 million, a 10% increase compared to 2018.

•

Reported billable sample volume increase of 87% to 4,905 for the fourth quarter of 2019 compared to 2,628 for the same period in 2018. Billable sample volume for the full year 2019 was 13,714, a 24% increase compared to 2018.

•

In the fourth quarter of 2019, reported contract revenue of $1.1 million, a 444% increase compared to the fourth quarter of 2018. Contract revenue for the full year 2019 was $2.0 million, a 69% increase compared to 2018.

•	Ended 2019 with $15.4 million in cash and cash equivalents.

“We are pleased with our billable sample volume growth for 2019, which is primarily due to the performance of our legacy sales managers and their ability to expand the Company’s customer base.  We expect sample volume growth to continue as our new sales managers begin ramping up their productivity and as we hire additional salespeople. We anticipate our revenue growth to continue in 2020 due to our recent Medicare coverage and billing policy, and higher commercial payments under our new CPT code. As commercial payers begin to provide testing coverage following Medicare’s lead, we expect to monetize our growing billable sample volumes” said John Dobak, M.D., Chief Executive Officer of DermTech.  “Our recently completed financing will support the scale-up of our commercial and laboratory testing capabilities, as well as new product development, allowing us to generate topline growth in the coming years.”

Fourth Quarter and Full Year 2019 Financial Results

Assay revenue increased 16% to $0.5 million for the three months ended December 31, 2019, compared to $0.4 million for the same period of 2018.  Assay revenue for the three months ended December 31, 2018 included $0.1 million of revenue related to higher than estimated collections for 2017 billable samples.  Assay revenue for the year ended December 31, 2019 increased to $1.4 million, or 10%, compared to $1.3 million for the prior year. Contract revenue increased 444% to $1.1 million for the three months ended December 31, 2019, compared to $0.2 million for the same period of 2018. Contract revenue for the year ended December 31, 2019 increased 69% to $2.0 million, compared to $1.1 million for the prior year. Contract revenue can be highly variable as it is dependent on the pharmaceutical customers’ clinical trial progress, which can be difficult to forecast due to variability of patient enrollment, drug safety and efficacy and other factors. Total revenues increased 152% to $1.6 million for the three months ended December 31, 2019, compared to $0.6 million for the same period in 2018. Total revenues for the year ended December 31, 2019 increased 38% to $3.4 million, compared to $2.4 million for the prior year.

Gross margin for the three months ended December 31, 2019 was 24%, compared to 6% in the same period of 2018. Gross margin for the year ended December 31, 2019 increased to 2%, compared to -8% for the prior year. The increase in gross margin was largely driven by the increase in the Company’s contract revenue during 2019.

Sales and marketing expense increased by 284% to $2.4 million for the three months ended December 31, 2019, compared to $0.6 million for the same period of 2018.  Sales and marketing expense for the year ended December 31, 2019 increased 125% to $6.3 million, compared to $2.8 million for the prior year. The increase was primarily attributable to sales force expansion to drive the adoption of the DermTech PLA and increased marketing investment to increase the awareness of our non-invasive genomic based diagnostic for melanoma.

Research and development expense increased 48% to $0.6 million for the three months ended December 31, 2019, compared to $0.4 million for the same period of 2018. Research and development expense for the year ended December 31, 2019 increased 22% to $2.5 million, compared to $2.1 million for the prior year. The increase was primarily attributable to higher compensation and recruiting costs related to expanding the research and development team as well as increased laboratory supplies.

General and administrative expense increased 171% to $2.4 million for the three months ended December 31, 2019, compared to $0.9 million for the same period of 2018. General and administrative expense for the year ended December 31, 2019 increased 152% to $8.9 million, compared to $3.5 million for the prior year. The increase was primarily due to additional public company costs, including higher audit and legal costs related to filings with the Securities and Exchange Commission (the “SEC”), in connection with the Company’s business combination on August 29, 2019 (the “Business Combination”), the private placement that accompanied the Business Combination, and preparing quarterly financial statements.

Net loss for the three months ended December 31, 2019 was $5.1 million, which included $0.1 million of non-cash stock-based compensation, compared to a net loss of $3.3 million for the same period of 2018. Net loss for the year ended December 31, 2019 was $19.7 million, which included $1.3 million of non-cash stock-based compensation, compared to $10.0 million for the prior year. Net loss for the three months ended December 31, 2019 included $0.3 million of non-recurring expenses related to the Business Combination.

Cash and cash equivalents totaled $15.4 million as of December 31, 2019.

DermTech PLA Receives Medicare Coverage

In December 2019, Medicare Administrative Contractor Palmetto GBA MolDx (“Palmetto”) issued a final local coverage determination for the DermTech PLA and the Centers for Medicare and Medicaid Services (“CMS”) Clinical Laboratory Fee Schedule set payment at $760 per test. This payment offers considerable savings to the healthcare system when compared to the cost of conventional biopsy standard of care. The DermTech PLA became eligible for Medicare reimbursement effective February 10, 2020.

Received Patent That Includes Claims Related to Using Expression Levels of PRAME

In October 2019, DermTech announced the issuance of patent, US 10,407,729, further expanding the Company’s intellectual property. This patent is entitled “Diagnosis of melanoma by nucleic acid analysis” and includes claims in connection with DermTech’s technology to non-invasively obtain genomic information for characterizing skin lesions. The patent includes claims related to using expression levels of PRAME (also known as preferentially expressed antigen in melanoma, a key gene in the assessment of melanoma) to identify melanoma in skin samples obtained via the company’s sample collection platform.

Inclusion in Clinical Management Recommendations

In October 2019, the Company announced its inclusion in Clinical Management Recommendations, “Appropriate Use Criteria for the Integration of Diagnostic and Prognostic Gene Expression Profile Assays into the Management of Cutaneous Malignant Melanoma: An Expert Panel Consensus-Based Modified Process Assessment” published in the September issue of SKIN.  A panel of dermatologists and dermatopathologists with expertise in pigmented lesions, melanoma, and gene expression technology evaluated commercially available gene expression tests and recommended use of DermTech’s non-invasive Pigmented Lesion Assay, or 2-Gene Expression Profile test, in cases in which patients present with atypical lesions requiring additional assessment beyond visual inspection in order to inform the decision to surgically biopsy. This recommendation closely aligns with the previously published utility data on the Pigmented Lesion Assay (Ferris et al., Melanoma Research, 2018), which found that clinicians appropriately biopsied all Pigmented Lesion Assay positive lesions while managing 99% of Pigmented Lesion Assay negative lesions with surveillance and without surgical biopsies.

Enrollment Update of TRUST Clinical Study

The TRUST study is the first of its kind for the Company to provide repeat clinical assessments and genomic testing on pigmented lesions suspicious for melanoma that were initially tested negative with the DermTech PLA. This study will further confirm the high negative predictive value of the DermTech PLA (>99%), by examining the long-term clinical behavior of pigmented lesions initially determined to be negative for melanoma after testing with the DermTech PLA.  The study will perform the repeat assessment and testing 1 to 2 years following the initial test. As of the end of the fourth quarter, we have completed approximately 25% of enrollment in the study.

About DermTech:

DermTech is the leading genomics company in dermatology and is creating a new category of medicine, precision dermatology, enabled by our non-invasive skin genomics platform. DermTech’s mission is to transform the practice of dermatology through more accurate diagnosis and treatment, and the elimination of unnecessary surgery, leading to improved patient care and lower costs. DermTech provides genomic analysis of skin samples collected non-invasively using an adhesive patch rather than a scalpel. DermTech markets and develops products that facilitate the early detection of skin cancers, and is developing products that assess inflammatory diseases and customize drug treatments. For additional information on DermTech, please visit DermTech’s investor relations site at: www.DermTech.com.

Forward-looking Statement

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The expectations, estimates, and projections of DermTech may differ from its actual results and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, expectations with respect to: the performance, patient benefits, cost-effectiveness and commercialization of DermTech’s products and the market opportunity therefor; and the rate of development of DermTech’s product pipeline. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside of the control of DermTech and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the outcome of any legal proceedings that may be instituted against DermTech; (2) DermTech’s ability to obtain additional funding to develop and market its products; (3) the existence of favorable or unfavorable clinical guidelines for DermTech’s tests; (4) the reimbursement of DermTech’s tests by Medicare and private payors; (5) the ability of patients or healthcare providers to obtain coverage of or sufficient reimbursement for DermTech’s products; (6) DermTech’s ability to grow, manage growth and retain its key employees; (7) changes in applicable laws or regulations; (8) the market adoption and demand for DermTech’s products and services together with the possibility that DermTech may be adversely affected by other economic, business, and/or competitive factors; and (9) other risks and uncertainties included in (x) the “Risk Factors” section of the most recent Quarterly Report on Form 10‑Q filed by DermTech with the SEC, and (y) other documents filed or to be filed by DermTech with the SEC. DermTech cautions that the foregoing list of factors is not exclusive. You should not place undue reliance upon any forward-looking statements, which speak only as of the date made. DermTech does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based.

Contact information

Press and Media:

Sarah Dion

sdion@dermtech.com

(858) 450-4222

Investors:

Westwicke Partners

Caroline Corner, PhD

caroline.corner@westwicke.com

(415) 202-5678

DERMTECH, INC.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$15,374	$4,753
Accounts receivable, net	680	580
Inventory	35	40
Prepaid expenses and other current assets	1,061	26
Total current assets	17,150	5,399
Property and equipment, net	977	215
Other assets	84	50
Total assets	$18,211	$5,664
Liabilities, Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$1,609	$286
Accrued compensation	1,142	480
Accrued liabilities	218	286
Deferred revenue	1,390	1,552
Deferred underwriting fees	1,363	—
Convertible notes payable, net	—	5,019
Derivative liability	—	2,880
Total current liabilities	5,722	10,503
Notes payable, noncurrent	—	516
Total liabilities	5,722	11,019
Commitments and contingencies
Series A convertible preferred stock, $0.0001 par value per share; 5,000,000 and zero Series A shares authorized as of December 31, 2019 and 2018, respectively; 1,231 and zero shares issued and outstanding December 31, 2019 and 2018, respectively; $7.6 million and zero liquidation preference at December 31, 2019 and 2018, respectively	—	—
Series C convertible preferred stock, $0.0001 par value per share; zero and 1,626,106 Series C shares authorized as of December 31, 2019 and 2018, respectively; zero and 1,524,122 shares issued and outstanding at December 31, 2019 and 2018, respectively; zero and $14.5 million liquidation preference at December 31, 2019 and 2018, respectively	—	—
Stockholders’ equity (deficit):
Common stock, $0.0001 par value per share; 50,000,000 and 15,099,554 shares authorized as of December 31, 2019 and 2018, respectively; 12,344,818 and 4,411,567 shares issued and outstanding at December 31, 2019 and 2018, respectively	1	1
Additional paid-in capital	103,599	66,021
Accumulated deficit	(91,111)	(71,377)
Total stockholders’ equity (deficit)	12,489	(5,355)
Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$18,211	$5,664

DERMTECH, INC.

Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

	Year Ended December 31,
	2019	2018
Revenues:
Assay revenue	$1,403	$1,281
Contract revenue	1,961	1,161
Total revenues	3,364	2,442
Cost of revenues	3,304	2,627
Gross profit / (loss)	60	(185)
Operating expenses:
Sales and marketing	6,303	2,806
Research and development	2,497	2,054
General and administrative	8,865	3,515
Total operating expenses	17,665	8,375
Loss from operations	(17,605)	(8,560)
Other income (expense), net:
Gain on debt extinguishment	928	—
Interest expense, net	(2,657)	(1,093)
Other expense	(355)	(351)
Total other income (expense), net	(2,084)	(1,444)
Net loss and comprehensive loss	$(19,689)	$(10,004)
Weighted average shares outstanding used in computing net loss per share, basic and diluted	7,005,037	4,410,913
Net loss per common share outstanding, basic and diluted	$(2.81)	$(2.27)